Weinberg & Associates LLC
6812 Cherokee Drive, Baltimore, MD 21209
Phone/Fax (800) 219-4312
________________________________________________________________________

Mr. Nehemya Hesin, President and Director
BNH Inc,
29 Rashbi St. Apt # 19
Modiin Illit, Israel, 71919

Dear Mr. Hesin:

CONSENT OF INDEPENDENT AUDITORS

I consent to the incorporation in the Registration Statement of BNH Inc. on Form S-1 of my report on the financial statements of the Company as its registered independent auditor dated April 11, 2008, as of and for the periods ended March 31, 2008 and December 31, 2007. I further consent to the reference to me in the section on Experts.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
April 15, 2008